Exhibit 99.1

KENNEDY WILSON SELLS $422 MILLION MULTIFAMILY PORTFOLIO
Portfolio includes six apartment communities totaling 2,199 units across the Western U.S.

BEVERLY HILLS, Calif. (BUSINESS WIRE) – Global real estate investment company Kennedy Wilson (NYSE:KW) (“KW”) announced today the $422 million sale of a six-property multifamily portfolio totaling 2,199 units. The asset sales generated cash proceeds of $223 million for Kennedy Wilson, its commingled funds and equity partners, including net proceeds to Kennedy Wilson of approximately $104 million. The Company has a 41.3% average ownership in the six properties.
“This portfolio sale enables us to recycle capital into other strategic investment opportunities,” said William J. McMorrow, Chairman and CEO of Kennedy Wilson. “These six properties represent the successful roll-out of our value-add asset management initiatives, and we are pleased to see those efforts create compelling value for our investors.”
The six garden-style apartment communities were originally built between 1989 and 1999 and have undergone improvement plans including exterior renovations and unit upgrades under Kennedy Wilson’s ownership.
Located across four states, the properties in the portfolio include Slate Creek in Roseville, CA with 612 units; Xander 3900 in the Las Vegas Valley with 480 units; Big Trout Lodge in the City of Liberty Lake, WA with 297 units; Heatherbrae Commons in Milwaukie, OR with 174 units; Montair at Somerset Hill in Tumwater, WA with 396 units; and StonePointe in University Place, WA with 240 units.
For the year, Kennedy Wilson has completed $202 million in multifamily acquisitions totaling 956 units in the Western U.S. and Ireland. The Company also has 2,530 multifamily units under development or in design.

About Kennedy Wilson
Kennedy Wilson (NYSE:KW) is a global real estate investment company. We own, operate, and invest in real estate both on our own and through our investment management platform. We focus on multifamily and office properties located in the Western U.S., UK, and Ireland.

For further information on Kennedy Wilson, please visit: www.kennedywilson.com.

Special Note Regarding Forward-Looking Statements

Statements in this press release that are not historical facts are “forward-looking statements” within the meaning of U.S. federal securities laws. These forward-looking statements are estimates that reflect our management’s current expectations, are based on assumptions that may prove to be inaccurate and involve known and unknown risks. Accordingly, our actual results or performance may differ materially and adversely from the results or performance expressed or implied by these forward-looking statements, including for reasons that are beyond our control. For example, we may not be able to maintain our current acquisition or disposition pace or identify future properties to acquire on terms we consider attractive, and our current

Exhibit 99.1

property portfolio may not perform as expected. Accordingly, you should not unduly rely on these statements, which speak only as of the date of this press release. We assume no duty to update the forward-looking statements, except as may be required by law.

KW-IR
Contacts

Investors
Daven Bhavsar, CFA
Director of Investor Relations
+1 (310) 887-3431
dbhavsar@kennedywilson.com
or
Media
Emily Heidt
Director of Public Relations
+1 (310) 887-3499
eheidt@kennedywilson.com

Source: Kennedy Wilson